AFTERMARKET LICENSE AGREEMENT

AFTERMARKET LICENSE AGREEMENT (this "Agreement"), dated as of July 21, 2005, between Modine Manufacturing Company, a Wisconsin corporation ("Licensor"), and Modine Aftermarket Holdings, Inc., a North Carolina corporation ("Licensee").

RECITALS

1.    Licensor has contributed and transferred substantially all of its assets used in the Aftermarket Business to Licensee pursuant to the Contribution Agreement dated as of January 31, 2005 among Licensor, Licensee and the other parties thereto (the "Contribution Agreement"). Capitalized terms used in this Agreement but not defined herein have the meanings given to them in the Contribution Agreement.

2.    Licensee wishes to license the use of the Trademarks specified in Schedule A hereto (the "Licensed Marks") to be used in the manufacture and sale of (a) products of the type currently manufactured and sold by the Aftermarket Business, as well as products that result from any modification of, or upgrade, alteration or improvement to, such products (collectively, the "Aftermarket Business Products"), and (b) products of the type currently manufactured and sold by Licensee in its aftermarket business, as well as products that result from any modification of, or upgrade, alteration or improvement to, such products (collectively with the Aftermarket Business Products, the "Products").

3.    Licensee wishes to license the use of the patents specified in Schedule B hereto (the "Licensed Patents") to be used in Licensee's conduct of the Aftermarket Business.

4.    Licensor is willing to grant such licenses, subject to the terms and conditions contained in this Agreement.

Accordingly, the parties agree as follows:

I. GRANT OF TRADEMARK LICENSE

Subject to the terms and conditions of this Agreement, Licensor grants to Licensee the nonexclusive right and license to use the Licensed Marks for a period of five years after the date of this Agreement (the "Marks Term") to make, have made, use, sell, offer for sale, have sold or offered for sale, import or otherwise commercialize the Products. Licensee will not alter the Licensed Marks in any manner. Without Licensor's prior written consent, Licensee will not use the Licensed Marks in a form or manner that is inconsistent with the form and manner in which such Licensed Marks were used by Licensor or its Affiliates in selling and presenting Products prior to the date hereof. Following the date hereof, Licensor will not itself knowingly use, or knowingly grant or license to any other party the right to use, the Licensed Marks on or in connection with Products if such use, grant or license would cause Licensor to violate the terms of Section 6.23 (the "Non-Compete Obligations") of the Agreement and Plan of Merger among Licensor, Licensee and Transpro, Inc. dated January 31, 2005 (the "Merger Agreement"); provided, however, that nothing in this Agreement will be construed as limiting Licensor's ability to use or to license the use of the Licensed Marks in a manner that would not cause Licensor to violate the Non-Compete Obligations.

II. GRANT OF PATENT LICENSE

Subject to the terms and conditions of this Agreement, Licensor grants to Licensee the nonexclusive right and license to use the Licensed Patents to make, have made, use, sell, offer for sale, have sold or offered for sale, import or otherwise commercialize the Products for so long as any of the Products are covered by a valid and enforceable claim of such Licensed Patents (with respect to each Licensed Patent, the "Patent Term"). As used herein, "Licensed Patents" means the Licensed Patents listed on Schedule B and any reissues, divisions, continuations and continuations-in-part thereof, and Schedule B will be amended automatically to include the foregoing. Following the date hereof, Licensor will not itself knowingly use, or knowingly grant or license to any other party the right to use, the Licensed Patents on or in connection with Products if such use, grant or license would cause Licensor to violate the Non-Compete Obligations; provided, however, that nothing in this Agreement will be construed as limiting Licensor's ability to use or to license the use of (including to competitors of Licensee) the Licensed Patents in a manner that would not cause Licensor to violate the Non-Compete Obligations.

III. GRANT OF ADDITIONAL RIGHTS

3.1    Labeling and Packaging.    Licensor grants to Licensee the right and license to use labeling, packaging and promotional materials bearing Licensor's identifying information for the sale and promotion of the Products for a period not to exceed two years following the Marks Term (the "Additional Rights Period") without the prior written consent of Licensor, or for such shorter period if limited by the requirements of any law or regulation or if new product labeling and/or packaging or promotional materials are used by Licensee during the Additional Rights Period; provided, however, that Licensee may not, after the 270th day after the date of this Agreement, package or prepare for distribution or shipping any Products using packaging materials bearing Licensor's address or phone number or distribute any promotional materials bearing Licensor's address or phone number. Notwithstanding the proviso in the preceding sentence, Licensee will be permitted to use (a) any labeling, packaging or promotional materials bearing Licensor's address or phone number during the Additional Rights Period so long as Licensee covers or overlabels such address or phone number so that it is no longer visible and (b) any packaging materials in which Products are already packaged on or prior to such 270th day.

3.2    Fin Rolls.    Certain of the star fin roll machines and fin rolls relating thereto and the round fin roll machines and fin rolls relating thereto included in the Aftermarket Assets (collectively, the "Fin Roll Equipment and Supplies") were developed by Licensor using proprietary, non-patented tooling, drawings and designs, which tooling, drawings, designs and all related intellectual property, including without limitation the control logic for certain aspects of the Fin Roll Equipment and Supplies, Licensor considers to be, and has protected as, trade secret information of Licensor (the "Fin Roll Trade Secrets"). Licensee acknowledges and agrees that (a) it has no right to any of the Fin Roll Trade Secrets, pursuant to this Agreement or otherwise, except that nothing herein will prohibit Licensee from using any of the Aftermarket Assets, and (b) Licensor has no obligation to at any time make such Fin Roll Trade Secrets available to Licensee. To the extent any maintenance or support is required with respect to, or any new fin rolls containing the Fin Roll Trade Secrets are required by Licensor in order to use, any of the Fin Roll Equipment and Supplies, Licensee may obtain maintenance and support services and supplies from Licensor in accordance with the terms of the Aftermarket Transition Services Agreement and the Aftermarket Supply Agreement, which is attached as Exhibit 1.1G to the Merger Agreement.

IV. ROYALTY, SUBLICENSES, OWNERSHIP AND QUALITY STANDARDS

4.1    Royalty-Free.    The rights and licenses granted by this Agreement will be royalty-free and fully paid-up.

4.2    No Sublicensing.    Licensee will have no right to sublicense any of the rights granted to Licensee by Licensor by this Agreement without Licensor's prior written consent, except that Licensee will have the right to extend sublicenses under the rights licensed by this Agreement without Licensor's prior consent to one or more wholly owned Subsidiaries of Licensee for use by such Subsidiaries in conducting the Aftermarket Business but only for so long as such Subsidiaries remain wholly owned by Licensee.

4.3    Ownership of Licensed Marks and Licensed Patents.    Licensee acknowledges Licensor's right to the Licensed Marks, Licensed Patents, Licensor's other identifying information and the goodwill associated therewith. Licensor represents and warrants that (a) except as disclosed in Schedule C hereto, it is the sole owner of all rights in and to the Licensed Marks and the Licensed Patents and (b) it has full right, power and authority to grant the licenses hereby granted to Licensee. Licensee acquires no right, title or interest in the Licensed Marks, the Licensed Patents, Licensor's

other identifying information or the goodwill associated therewith due to its use of such property under the terms hereof, other than the right to use such property in accordance with the terms and conditions of this Agreement. All use of the Licensed Marks by Licensee will inure to Licensor's benefit. Licensee may use its own trademarks or service marks in combination with the Licensed Marks for the Marks Term; provided, however, that Licensor will acquire no right, title or interest in such Licensee trademarks or service marks as a result thereof.

4.4    Registration.    Licensor will either maintain the federal registration of each Licensed Mark that is registered with the United States Patent and Trademark Office throughout the Marks Term or offer to transfer such Licensed Mark to Licensee for no charge. Licensor will either maintain all patent rights in respect of each Licensed Patent during the applicable Patent Term or offer to transfer such Licensed Patent to Licensee for no charge.

4.5    Quality Standards.    (a) Licensee will ensure that the quality of all Products other than Radiator Products (as defined below) manufactured by Licensee or sold or promoted by Licensee using or bearing the Licensed Marks will be equal to or better than the highest quality standard of the following: (a) the quality of such Products when manufactured by Licensor or its Affiliates or by Licensee or its Affiliates prior to the date of this Agreement; and (b) the minimum standard for such Products specified by any applicable laws or regulations or any business or trade organization relating to such Products. Licensee will cooperate with Licensor in facilitating Licensor's control of the quality standards set forth in this Section 4.5(a) with respect to such Products manufactured, sold or promoted by Licensee bearing the Licensed Marks and/or using the Licensed Marks, including permitting reasonable inspection and testing of such Products by Licensor.

(b) Licensee will ensure that the quality of Products that are radiators manufactured by Licensee or sold or promoted by Licensee using or bearing the Licensed Marks (the " Radiator Products") will be equal to or better than the quality standards set forth on Schedule D. Licensee will cooperate with Licensor in facilitating Licensor's control of the quality standards set forth in this Section 4.5(b) with respect to the Radiator Products manufactured, sold or promoted by Licensee bearing the Licensed Marks and/or using the Licensed Marks, including permitting reasonable inspection and testing of the Radiator Products by Licensor.

(c) Notwithstanding the above, Modine acknowledges that the following Licensee products do not currently meet the standards set forth on Schedule D: (i) radiators in which a GM 4-plate standard oil cooler was replaced by a Transpro revision A 1.25 concentric oil cooler; and (ii) foreign car model radiators with concentric oil coolers at revision A1 design level supplied to Licensee by Enterex ("Noncompliant Product"). Licensee shall cease all sales of Noncompliant Product within six months from the date hereof.

(d) Licensee will comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to the manufacture, sale and distribution of all Products manufactured, sold or promoted using the Licensed Marks and/or Licensed Patents.

V. INFRINGEMENT PROCEEDINGS

Licensee and Licensor will notify each other of any unauthorized use of the Licensed Marks and/or Licensed Patents by others promptly after such use comes to its attention. At its expense, Licensor may, but will not be required to, take reasonable and appropriate action to prevent infringement of or unfair competition with respect to the Licensed Marks and/or Licensed Patents. If Licensor does not decide to take any action within 60 days after being notified of the infringement, Licensee may notify Licensor in writing of its intention to prosecute the action at its own expense. Licensor will have 30 days in which to respond to Licensee regarding its planned action in response to Licensee's notification, which action is in Licensor's reasonable discretion. If the response does not entail Licensor responding to the infringement, or if Licensor fails to respond to Licensee within the 30-day period, Licensee will be entitled to undertake the action at Licensee's expense. Licensee and Licensor will keep each other apprised of all material developments in the case and will make no settlement of the action that could impair the goodwill or reputation of the Licensed Marks or the Licensed Patents. Regardless of which party prosecutes an infringement claim, the damages recovered by the parties will first be used to reimburse the expenses on a pro rata basis that each party incurred in pursuing the prosecution. If there are recovered damages in excess of expenses, then the recovered damages will be allocated between the parties in accordance with the damage suffered by each.

VI. TERMINATION

6.1    Termination for Breach.    (a) In the event of a final judicial determination not subject to appeal or a written agreement or acknowledgement of the parties that (i) Licensee materially breached Section 4.5(a) or Section 4.5(c) of this Agreement on a substantial, continuous basis over a 60-day period beginning with notice of an alleged breach of the same nature by Licensor and (ii) such breach adversely affected the value of the Licensed Marks as used by Licensor in its businesses, Licensor may, upon 180 days' written notice to Licensee given after such determination, agreement or acknowledgement, terminate this Agreement; provided, however, that (i) no alleged breach of Section 4.5(a) or Section 4.5(c) will constitute a material breach for purposes of this Section 6.1 if it results from operation of Licensee's business in substantially the same manner as it was operated by Licensor prior to the date hereof and (ii) Licensor will not have any termination right in respect of any breach by Licensee caused primarily by a material breach of any Ancillary Commercial Agreement (as defined in the Merger Agreement) by Licensor.

(b) In the event that Licensor determines in good faith that Licensee has materially breached Section 4.2, Section 4.5(b) or, with respect to Radiator Products, Section 4.5(c) of this Agreement and that such breach has had or could reasonably be expected to have an adverse effect on the value of the Licensed Marks as used by Licensor in its businesses, Licensor may (i) terminate the Marks Term upon 90 days' prior written notice to Licensee, which notice must specify the breach, unless Licensee cures the breach within such 90-day period, and (ii) terminate the remainder of this Agreement only if the conditions outlined in Section 6.1(a) above are satisfied.

6.2    Obligations upon Termination.    (a) At the conclusion or earlier termination of the Marks Term, Licensee will discontinue all use of the Licensed Marks and any trademarks, service marks or designations confusingly similar to the Licensed Marks; provided, however, that Licensee may sell out any then existing inventory of Products bearing the Licensed Marks and use up any then existing inventory of related promotional materials bearing the Licensed Marks so long as the Products and such materials comply in all material respects with Section 4.5.

(b) Upon termination of this Agreement for breach as specified above, Licensee will discontinue all use of the Licensed Patents; provided, however, that Licensee may sell out any then existing inventory of Products manufactured using the Licensed Patents so long as the Products comply in all material respects with Section 4.5.

VII. INDEMNIFICATION AND LIMITATION ON DAMAGES

7.1    Indemnification.    Licensee will assume full responsibility for all Products manufactured or sold by it bearing or sold using the Licensed Marks and/or Licensed Patents and will indemnify and hold Licensor, its Affiliates and each of their respective officers, directors, employees and agents and each of the successors and assignees of any of the foregoing harmless from and against any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including claims for product liability or strict liability caused by defective products, reasonable attorneys' fees and other costs and expenses) with respect to such Products, even if such claims arise after the Marks Term, any Patent Term or the earlier termination of this Agreement. These obligations will survive termination of this Agreement.

7.2    Limitation on Damages.    Neither party will be entitled to recover any consequential, indirect or punitive damages (including lost profits or lost revenues) from the other party arising out of the matters covered by this Agreement, regardless of the form of the claim or action, including claims or actions for indemnification, tort, or breach of contract, warranty, representation or covenant. For purposes of clarity, the parties acknowledge that consequential, indirect or punitive damages recovered by a third party from Licensor for which Licensor is entitled to be indemnified pursuant to Section 7.1 will be considered to be direct damages resulting from such third party action and, therefore, not subject to the limitation on damages set forth in this Section 7.2.

VIII. MISCELLANEOUS

8.1    Relationship of Parties.    Licensor and Licensee will for all purposes be deemed to be independent contractors hereunder, and neither will be considered (nor will any of their employees, contractors or agents be considered) an agent, employee, commercial representative, partner, franchisee or joint venturer of the other or will have any duties or obligations beyond those expressly provided in this Agreement. Neither party will have any authority, absent express written permission from the other party, to enter into any agreement, assume or create any obligations or liabilities, or make representations on behalf of the other party.

8.2    Interpretation.    (a) When a reference is made in this Agreement to Sections or Schedules, such reference will be to a Section or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." Unless the context otherwise requires, (i) "or" is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require. All Schedules hereto will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any party to take any action, or fail to take any action, if to do so would violate any applicable law.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) This Agreement may be executed in counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

(d) This Agreement and the Contribution Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

(e) This Agreement will be governed and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.

8.3    Amendment.    No amendment, supplement or modification of this Agreement will be binding unless executed in writing by Licensor and Licensee.

8.4    Waiver of Compliance.    Except as otherwise provided in this Agreement, the failure by any party to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party hereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.

8.5    Notices.    All notices required or permitted pursuant to this Agreement must be given as set forth in the Contribution Agreement.

8.6    Third Party Beneficiaries.    Except as otherwise provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.7    Successors and Assigns.    This Agreement will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. Except as set forth in Section 4.2, neither Licensee nor Licensor may assign this Agreement, or any of their rights or obligations hereunder, without the prior written consent of the other party hereto, and any attempt to make any such assignment without such consent will be null and void. Notwithstanding the foregoing, Licensor may assign this Agreement, or any of its rights or obligations hereunder, in connection with a sale of its business. Any assignment of this Agreement will not relieve the party making the assignment from any liability under this Agreement.

8.8    Severability.    The illegality or partial illegality of any or all of this Agreement, or any provision hereof, will not affect the validity of the remainder of this Agreement, or any provision hereof, and the illegality or partial illegality of this Agreement will not affect the validity of this Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes this Agreement to no longer contain all of the material provisions reasonably expected by the parties to be contained herein.

8.9    Submission to Jurisdiction; Waivers.    Each party irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.10    Specific Performance.    The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other party for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, this being in addition to any other remedy to which it is entitled at law or in equity.

8.11    Section 365(n) of the Bankruptcy Code.    All rights and licenses granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

8.12    Confidentiality.    The parties acknowledge that they are subject to, and any confidential information of any nature whatsoever of a party to this Agreement that is provided or disclosed to the other party in connection with this Agreement will be subject to, the confidentiality provisions contained in Section 6.6 of the Merger Agreement. Such confidentiality obligations will automatically terminate in their entirety on the Confidentiality Expiration Date (as defined in the Merger Agreement).

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by its duly authorized officer as of this date first above written.

MODINE MANUFACTURING COMPANY
By: /s/ Bradley C. Richardson
Name: Bradley C. Richardson Title: Vice President, Finance and CFO
MODINE AFTERMARKET HOLDINGS, INC.
By: /s/ Bradley C. Richardson
Name: Bradley C. Richardson Title: Vice President and Treasurer